Exhibit 99

Marine Products Corporation

to Present at the

Southwest IDEAS Investor Conference

ATLANTA, November 15, 2021 - Marine Products Corporation (NYSE: MPX) announced today that it will present at the Southwest IDEAS Investor Conference in Dallas on November 18, 2021. The presentation is scheduled to begin at 4:00 PM ET.

The presentation will provide a corporate overview, highlight the products that Marine Products Corporation provides and discuss the most recently published financial results. Management's remarks and presentation slides will be available in real time on Marine Products Corporation’s investor website, MarineProductsCorp.com and archived for a period of 90 days following the presentation.

Marine Products Corporation (NYSE: MPX) is a leading manufacturer of fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include various models, such as OSX Luxury Sportboats, the 267 SSX OB, and SSi outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information contact:

BEN M. PALMER

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

JIM LANDERS

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com